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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) August 22, 2001
                                                         ---------------

                              Armor Holdings, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                  0-18863                59-3392443
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(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation)           File Number)          Identification No.)


1400 Marsh Landing Parkway, Jacksonville, Florida             32250
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    (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code        (904) 741-5402
                                                   -----------------------------

                                       N/A
                                  -------------
         (Former name or former address, if changed since last report.)

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Item 2.  Acquisition or Disposition of Assets

             ACQUISITION OF THE SECURITY PRODUCTS AND SERVICES GROUP
                          FROM THE KROLL-O'GARA COMPANY

         On August 22, 2001, Armor Holdings, Inc. (which is referred to below as "Armor" or as "we", "us" or "our"), through a wholly owned subsidiary, acquired all of the issued and outstanding capital stock of O'Gara-Hess & Eisenhardt Armoring Company, The O'Gara Company, and O'Gara Security Associates, Inc., pursuant to the terms of a Stock Purchase Agreement dated as of April 20, 2001 (the "Stock Purchase Agreement"), by and among Armor, The Kroll-O'Gara Company and certain of their subsidiaries, as amended on August 21, 2001 and August 22, 2001. The acquired companies (which are collectively referred to below as "O'Gara") constitute the majority of what was formerly known as the Security Products and Services Group (which is referred to below as "SPSG") of The Kroll-O'Gara Company ("Kroll-O'Gara"). In connection with the acquisition, we paid $52.2 million, of which $37.2 million was paid in cash and $15 million was paid by issuing to Kroll-O'Gara 1,009,422 shares of our common stock (the "Shares"). We deposited an additional $1,500,000 in cash with an escrow agent, to be held and distributed by the escrow agent pursuant to the terms of an Escrow Agreement entered into between us and Kroll-O'Gara. We also agreed to pay Kroll-O'Gara up to $2,000,000 in contingent deferred consideration if O'Gara achieves certain agreed upon performance targets. The purchase price will be reduced dollar for dollar to the extent that the tangible net assets of O'Gara as of the closing date are less than $34,864,710, as more fully described in the Stock Purchase Agreement, as amended. Our independent accountants will conduct a post-closing audit of O'Gara which is expected to be completed within 75 days following the closing.

         We funded the entire cash portion of the closing payment by drawing down on our revolving credit facility. We have agreed that if, at the end of 30 days following the closing, the proceeds from the sale by Kroll-O'Gara of some or all of the initial 336,474 Shares that we issued to them are less than $5 million, we will pay to Kroll-O'Gara the amount of such deficit, plus interest on such amount from the closing. If we are required to pay to Kroll-O'Gara this deficit, Kroll-O'Gara will pledge to us any of such Shares which remain unsold and will deliver custody of the pledged shares to us. We will then have the right to sell those Shares and retain the net proceeds from those sales until we recoup the amount of the deficit we paid to Kroll-O'Gara plus interest, costs and expenses. If the proceeds of these sales exceed the amount of such deficit plus interest, costs and expenses, we will pay the excess to Kroll-O'Gara. If the net proceeds from the sale of the first 336,474 Shares exceeds $5 million, the excess will reduce our potential obligation to Kroll-O'Gara with respect to any deficit arising from the sale of the remaining 672,948 Shares we issued to it, as described in the following paragraph.

         If, at the end of the first year after the closing, the proceeds from the sale by Kroll-O'Gara of the final 672,948 Shares are less than $10 million, we will pay to Kroll-O'Gara the amount of such deficit. However, we will not be obligated to pay Kroll-

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O'Gara for this potential deficit in excess of $1.5 million. This obligation will be reduced pro rata if Kroll-O'Gara does not sell all of these 672,948 Shares.

         The description of the Stock Purchase Agreement and the transactions contemplated by it described above is not intended to be complete and is qualified in its entirety by the complete text of the Stock Purchase Agreement, which is attached as Exhibit 2.1 to this report. A copy of the amendment to the Stock Purchase Agreement dated August 21, 2001 is attached as Exhibit 2.2 to this report. A copy of the amendment to the Stock Purchase Agreement dated August 22, 2001 is attached as Exhibit 2.3 to this report. A copy of our press release dated August 23, 2001 announcing the consummation of the transaction described above, is attached as Exhibit 2.4 to this report.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit       Description
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  2.1         Stock Purchase Agreement by and among Armor Holdings, Inc., Bengal
              Acquisition Corp. and The Kroll O'brien Company incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on April 27, 2001.

  2.2 Amendment to the Stock Purchase Agreement dated as of August 21, 2001 incorporated by reference to Exhibit 2.2 to our current report on Form 8-K filed on August 22, 2001

  2.3         Amendment to the Stock Purchase Agreement dated as of August 22,
              2001

  2.4         Press Release

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 23, 2001

                                       ARMOR HOLDINGS, INC.

                                       By: /s/ Robert R. Schiller
                                           -------------------------------------
                                           Name:  Robert R. Schiller
                                           Title: Executive Vice President and
                                                  Chief Financial Officer